Exhibit 99.1

Ultralife Batteries Receives Contract Valued at More Than $6 Million for
                  Batteries to Power Thermal Imagers


    NEWARK, N.Y.--(BUSINESS WIRE)--Feb. 28, 2007--Ultralife Batteries, Inc. (NASDAQ: ULBI) has received a contract valued at more than $6 million for its Sophie Thermal Imager battery from the U.K. Ministry of Defence. Deliveries are expected to begin this quarter and be completed in the second quarter.

    John D. Kavazanjian, Ultralife's president and chief executive officer, said, "This significant contract to provide the power for one of the most advanced thermal imaging systems on the market demonstrates our continued success in winning international orders for our high-performance military batteries and further diversifying our government/defense business."

    Ultralife's 15-volt lithium-manganese dioxide batteries power the Sophie binoculars and thermal imaging camera. Manufactured by Thales, Sophie is a lightweight multi-application portable binoculars and thermal imaging system designed for hand-held or remote-controlled day/night surveillance including bad weather conditions. More than 6,000 systems have been deployed in France, the U.K. and 43 other countries.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of high-energy power solutions and communications accessories for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for markets including defense, commercial and consumer portable electronics. Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems and accessories. Defense, commercial and retail customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany, Australia and New Zealand, among others.

    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife's three other operating units are: Ultralife Batteries (UK) Ltd., in Abingdon, England; McDowell Research in Waco, Texas; and ABLE New Energy in Shenzhen, China. Detailed information on Ultralife is available at: www.ultralifebatteries.com.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: Addressing the process of U.S. military procurement, worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.

    CONTACT: Ultralife Batteries, Inc.
             Pete Comerford, 315-332-7100
             pcomerford@ulbi.com
             or
             Investor Relations:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com